EXECUTION COPY

# LICENSE AGREEMENT

**THIS AGREEMENT** and all appendices ("Agreement"), effective as of May 12, 2000, is between Cavitation-Control Technology, Inc. a corporation of the State of Connecticut ("CAV-CON") having its principal place of business at 55 Knollwood Road, Farmington, CT 06032, and Cornerstone Ventures, LLC a limited liability company of the State of New York ("CORNERSTONE") having a principal place of business at 570 Seventh Avenue, Suite 500, New York, NY 10018.

## RECITALS

**WHEREAS**, CAV-CON has conceived and reduced to practice certain inventions relating to lipid-coated microbubbles ("LCM") technology (as hereinafter further defined under LCM TECHNOLOGY);

**WHEREAS**, CORNERSTONE has an interest in the exclusive development of said LCM TECHNOLOGY into commercially useful products and processes in the field of cancer drug-delivery therapy (as hereinafter further defined under FIELD);

**WHEREAS**, CAV-CON is the owner of certain United States and foreign PATENTS, and has accumulated proprietary know-how and trade secrets pertaining to the LCM TECHNOLOGY;

**WHEREAS**, CAV-CON is interested in licensing said issued PATENTS, proprietary know-how and trade secrets in the FIELD associated with LCM TECHNOLOGY; and

**WHEREAS**, CORNERSTONE is interested in becoming an exclusive licensee and desires to develop, manufacture, have made, use, sell, offer to sell, have sold, distribute licensed products and processes, in the FIELD related to said LCM TECHNOLOGY throughout the world, and to be able to sublicense its rights in the foregoing;

**NOW, THEREFORE**, in consideration of the premises, covenants, and conditions herein contained, the parties do hereby agree as follows:

1. **DEFINITIONS**

1.1. The term **"AFFILIATE"** shall mean:

(a) Any corporation owning or controlling, directly or indirectly, at least fifty-one percent (51%) of the stock normally entitled to vote for election of directors of CAV-CON or CORNERSTONE, or

(b) Any corporation at least fifty-one percent (51%) of whose stock normally entitled to vote for election of directors is owned or controlled, directly or indirectly, by CAV-CON or CORNERSTONE, or

(c) Any other business entity at least fifty-one percent (51%) of the equity interest of which is owned or controlled, directly or indirectly, by CAV-CON or CORNERSTONE.

1.2. The term **"EFFECTIVE DATE"** shall mean the date first written above.

1.3. The term "**CAV-CON IMPROVEMENT**" shall mean (i) any LCM TECHNOLOGY related proprietary know-how, trade secrets or disclosures or claims in patent applications filed (<u>if any</u>) by CAV-CON, its AFFILIATES, permitted assigns or any successor of its entire business or substantially all of its assets in the line of business related to the Agreement ("SUCCESSOR"), or (ii) any LCM TECHNOLOGY related proprietary know-how, trade secrets or unexpired, valid, enforceable patents of use in the FIELD licensed on a "no-charge basis" (e.g., royalty-free) with the right to sublicense, by CAV-CON, its AFFILIATES, permitted assigns or SUCCESSORS, after the EFFECTIVE DATE and during the term of this Agreement of use in the FIELD, excluding confidential information owned by a third party and to which CAV-CON has no rights to disclose.

1.4. The term "**FIELD**" shall mean and be limited solely to the development, manufacture, use, sale, offer for sale, and distribution, and to be able to sublicense its rights in the foregoing, of LCM-drug formulations specifically for preventative cancer chemotherapy, cancer treatment, or curing of cancer. Hence, the FIELD <u>excludes</u> any use of LCM TECHNOLOGY for, or LCM-drug formulations for, all other clinical indications (such as LCM-delivery of drugs for Alzheimer's disease, drugs for neuro-injury or antigliosis treatment, cardiotherapy drugs, anti-infectives, anti-inflammatories, etc.; all imaging or diagnostic applications and all cavitation-therapy applications, including for tumors, of LCM; and all non-medical applications). In addition, no rights to the "Filmix" registered U.S. Trademark are implied or granted under this Agreement.

1.5. The term "**FIRST COMMERCIAL SALE**" shall mean the first commercial sale of any PRODUCT by CORNERSTONE or its AFFILIATES or sublicensees after approval by the regulatory authorities in the country or territory of the commercial sale.

1.6. The term "**GROSS SALES**" shall mean the gross revenues received by CORNER-STONE or its AFFILIATES for any quantity of PRODUCT subject to royalty under this Agreement that is sold by CORNERSTONE or its AFFILIATES or sublicensees, less (a) discounts and allowances actually given to customers and commissions paid to distributors and other sales agencies not employees of CORNERSTONE or its AFFILIATES or sublicensees, that are included in its gross selling price; (b) amounts repaid or credited and allowances including cash, credit or free goods allowances and amounts given by reason of charge backs, retroactive price reductions or billing errors and rebates (including government mandated rebates) actually allowed or paid; (c) amounts refunded or credited for PRODUCT which was rejected, spoiled, damaged, outdated or returned; and (d) sales, use or excise taxes and duties, and freight and insurance, to the extent included in the gross price charged. Except as set forth above, no deduction from the gross sales shall be made for any item of cost incurred by the seller in its own operation incident to the research and development, manufacture, sale, or shipment of the PRODUCT sold. PRODUCT shall be considered sold when billed out or invoiced.

1.7. The term "**LCM TECHNOLOGY**" shall mean any technology related to the creation, development, manufacture or use of an LCM.

1.8. The term "**LCM**" shall mean stable lipid-coated microbubbles created from gas-in-liquid emulsions as included under the coverage of the PATENTS.

1.9. The term "**PATENTS**" shall mean any United States or foreign issued patents owned by CAV-CON, its AFFILIATES, permitted assigns or SUCCESSOR <u>on or before</u> the EFFECTIVE DATE of this Agreement, containing one or more claims to LCM TECHNOLOGY. All existing CAV-CON patents are listed in APPENDIX 1, consistent with the clarifications and terms set forth in Section 2 hereof.

1.10. The term "**PRODUCTS**" shall mean an LCM-drug formulation or product incorporating an LCM-drug formulation whose manufacture, composition, or use in the country in question, would, but for the license granted hereunder, constitute an infringement of one or more VALID CLAIMS in such country or, in any country in which PATENTS do not exist, any LCM-drug formulation or product

incorporating an LCM-drug formulation that embodies TECHNICAL INFORMATION licensed and transferred to CORNERSTONE by CAV-CON under this Agreement.

1.11. The term "**TECHNICAL INFORMATION**" shall mean the proprietary know-how and trade secrets identified in the documents listed on APPENDIX 2 as of the Effective Date, and thereafter as to the consulting arrangements in Section 5.1 and the CAV-CON IMPROVEMENTS of use in the FIELD, excluding confidential information owned by a third party and to which CAV-CON has no rights to disclose.

1.12. The term "**VALID CLAIM**" shall mean a claim contained in any PATENTS which has not been held invalid or unenforceable by final decision of a court or other governmental agency of competent jurisdiction, unappealable within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through disclaimer, failure to pay the maintenance fee for the PATENTS or otherwise.

## 2. PATENTS

2.1. Issued Patent Costs.

(a) All annual, government maintenance fees due on only pre-existing, issued patents owned by CAV-CON (listed in full on APPENDIX 1) on or before the EFFECTIVE DATE shall be borne by CAV-CON.

(b) All annual, government maintenance fees due on new patents (if any) issued after the EFFECTIVE DATE, pursuant to Section 2.3 herein, to either CAV-CON, its AFFILIATES, permitted assigns, SUCCESSORS or a CAV-CON licensor pursuant to Section 1.3(ii) of this Agreement shall be borne by the party issued such patents.

2.2. Patent Application Expenses. CORNERSTONE shall be responsible for all expenses associated with any patent applications that CORNERSTONE, its AFFILIATES, permitted assigns, or SUCCESSORS decide to pursue. These expenses of CORNERSTONE, its AFFILIATES, permitted assigns, or SUCCESSORS shall include preparation, filing, prosecution of such patent applications, issuance, taxation, and maintenance costs that are all associated with the said patent applications. In no event shall these CORNERSTONE-initiated patent application(s) or patent(s) resulting thereof cause, or shall CORNERSTONE seek, in any manner the invalidation or rendering unenforceable any of the claims of an otherwise valid or unexpired PATENT (APPENDIX 1) owned by CAV-CON, during the term of this Agreement and for a period of two years thereafter.

2.3. Patents Issuing After the Effective Date. CAV-CON shall inform CORNERSTONE of any patent application filed (if any) by CAV-CON, and any patent issuing as a result thereof to CAV-CON, after the EFFECTIVE DATE within 30 days from filing or issuance, respectively. In addition, CAV-CON's AFFILIATES, permitted assigns or SUCCESSORS shall inform CORNERSTONE of any patent application filed by CAV-CON's AFFILIATES, permitted assigns or SUCCESSORS, respectively, and any patent issuing as a result thereof, after the EFFECTIVE DATE within 30 days from filing or issuance, respectively. APPENDIX 1 shall be deemed to include such issued patent(s), if any. Patent applications deemed CAV-CON IMPROVEMENTS shall cease to become CAV-CON IMPROVEMENTS upon issuance as a patent and thereafter be included under PATENTS.

## 3. LICENSE GRANT TO CORNERSTONE

3.1. Exclusive License. Subject to the terms, covenants and conditions set forth in this Agreement, as of the EFFECTIVE DATE, CAV-CON hereby grants to CORNERSTONE an exclusive,

worldwide license under PATENTS and the TECHNICAL INFORMATION to develop, use, make, have made, sell, offer to sell, have sold and distribute PRODUCTS in the FIELD with the right to grant sublicenses. The license shall be exclusive (even as to CAV-CON, and its AFFILIATES, within the FIELD).

3.2. Limited Rights of U.S. Government. Notwithstanding the foregoing, the license to CORNERSTONE granted under Section 3.1 hereof shall be subject to the non-exclusive, non-transferable right of the U.S. Government to practice the licensed product claimed by U.S. Patent No. 5,215,680 for governmental purposes only, pursuant to a license granted to the U.S. Government by CAV-CON dated 10-26-90.

## 4. PAYMENTS BY CORNERSTONE

4.1. License Maintenance Fees. In consideration for the license granted to CORNERSTONE under Section 3.1 hereof, CORNERSTONE shall pay to CAV-CON milestone payments hereinafter referred to as "license maintenance fees" in the amounts and upon attainment of the calendar events set forth in the schedule below. Each license maintenance fee shall be paid in full on its respective due date by certified check or Bank check (payable to "Cav-Con, Inc." and using a trackable, overnight express delivery service to the address given in Section 6.1 herein) without deduction or set off for any withholding or other taxes, and notwithstanding any sublicense agreements (either with AFFILIATES or other third parties).

(a) On the EFFECTIVE DATE of this Agreement, CORNERSTONE shall pay CAV-CON the sum of [redacted] at signing.

(b) Within ten (10) days following the end of the 6th month after the EFFECTIVE DATE of this Agreement, CORNERSTONE shall pay CAV-CON the sum of [redacted].

(c) Within ten (10) days following the first anniversary of the EFFECTIVE DATE of this Agreement, CORNERSTONE shall pay CAV-CON the sum of [redacted].

(d) Within ten (10) days following the end of the 18th month after the EFFECTIVE DATE of this Agreement, CORNERSTONE shall pay CAV-CON the sum of [redacted].

(e) Within ten (10) days following the second anniversary of the EFFECTIVE DATE of this Agreement, CORNERSTONE shall pay CAV-CON the sum of [redacted].

(f) Within ten (10) days following the end of the 30th month after the EFFECTIVE DATE of this Agreement, CORNERSTONE shall pay CAV-CON the sum of [redacted].

(g) Within ten (10) days following the third anniversary of the EFFECTIVE DATE of this Agreement, CORNERSTONE shall pay CAV-CON the sum of [redacted].

(h) Within ten (10) days following the fourth and fifth anniversaries of the EFFECTIVE DATE of this Agreement, CORNERSTONE shall pay CAV-CON the sum of [redacted]) for each such year.

(I) Within ten (10) days following the sixth, seventh, eighth and ninth anniversaries of the EFFECTIVE DATE of this Agreement, CORNERSTONE shall pay CAV-CON the sum of [redacted] (\$[redacted]) for each such year.

(J) Within ten (10) days following the tenth anniversary of the EFFECTIVE DATE of this Agreement, CORNERSTONE shall pay CAV-CON the sum of [redacted] (\$[redacted]).

4.2. Cessation of License Maintenance Fees. Subject to the terms and conditions of this Agreement (and particularly Section 5.1(d)), any and all license maintenance fees due to CAV-CON under Section 4.1 are non-refundable and shall continue to be paid to CAV-CON regardless of when Product Royalty payments commence and regardless of when FIRST COMMERCIAL SALE of any PRODUCT occurs. In no event shall the total amount of license maintenance fee payments made to CAV-CON under this Section 4.1 exceed [redacted] (\$[redacted]) Dollars.

4.3. Credit. Fifty percent (50%) of the payments made to CAV-CON by CORNERSTONE under Section 4.1 shall be credited towards any payments due to CAV-CON from CORNERSTONE under Sections 4.4 and 4.5 hereunder and towards any royalties payment due to CAV-CON from CORNERSTONE under Sections 4.6 and 4.7 of this Agreement, but there shall be no credit against the required annual minimum royalty payment under Section 4.8 of this Agreement.

4.4. Sublicensee Payments under a Patent. CORNERSTONE shall pay to CAV-CON [redacted] of any sublicensing income (e.g., up-front fees, milestone revenues, etc. other than PRODUCT royalties covered under Section 4.6) received by CORNERSTONE or its AFFILIATES from a third party resulting from the granting of a sublicense (and/or distributorship) to such third party by CORNERSTONE, as provided for under this Agreement, within thirty (30) days of CORNERSTONE's receipt of such revenue for a PRODUCT whose manufacture, composition, or use in the country in question, would, but for the license granted hereunder, constitute an infringement of one or more VALID CLAIMS in such country. The foregoing Sublicensee Payment under PATENTS shall terminate upon the expiration of the last to expire underlying patent containing such VALID CLAIM in the corresponding country or territory.

4.5 Sublicensee Payments for Non-Patented Product. CORNERSTONE shall pay to CAV-CON [redacted] ([redacted]) of any sublicensing income (e.g., up-front fees, milestone revenues, etc. other than PRODUCT royalties covered under Section 4.7) received by CORNERSTONE or its AFFILIATES from a third party resulting from the granting of a sublicense (and/or distributorship) to such third party by CORNERSTONE, as provided for under this Agreement, within thirty (30) days of CORNERSTONE's receipt of such revenue in those countries or territories where no PRODUCT associated PATENTS exist that underlie a PRODUCT (or where such underlying PATENT(S) has expired or has been declared invalid), but which such PRODUCT otherwise embodies TECHNICAL INFORMATION transferred to CORNERSTONE by CAV-CON hereunder. The foregoing Sublicensee Payment under TECHNICAL INFORMATION shall terminate upon the [redacted] of the FIRST COMMERCIAL SALE of PRODUCT in the corresponding country or territory.

4.6. Patented Product Royalties. CORNERSTONE shall pay to CAV-CON a [redacted] ([redacted]) royalty on all GROSS SALES of any PRODUCT in the FIELD, which but for this Agreement would infringe upon a VALID CLAIM contained within an issued PATENT(S) in the country or territory of sale. Patented Product Royalty payments due to CAV-CON hereunder on GROSS SALES of such PRODUCT in a particular country or territory shall terminate upon the expiration of the last to expire underlying patent containing such VALID CLAIM in the corresponding country or territory.

4.7. Non-Patented Product Royalties. In those countries or territories where no PRODUCT associated PATENTS exist that underlie a PRODUCT (or where such underlying PATENT(S) has expired or has been declared invalid), but which such PRODUCT otherwise embodies TECHNICAL INFORMATION transferred to CORNERSTONE by CAV-CON hereunder, CORNERSTONE shall pay to CAV-CON a [redacted] royalty on all GROSS SALES of such PRODUCT in the FIELD in such countries or territories. Non-Patented Product Royalty payments due to CAV-CON hereunder on GROSS SALES of such PRODUCT in the FIELD in a particular country or territory shall terminate upon the [redacted] of the FIRST COMMERCIAL SALE of PRODUCT in the corresponding country or territory.

4.8. Minimum Royalty Payments. Beginning 12 months after the FIRST COMMERCIAL SALE until the termination of CORNERSTONE's royalty obligation as provided for under this Agreement, CORNERSTONE shall pay to CAV-CON a minimum royalty of [redacted] each year to be credited towards royalties due under Sections 4.6 and 4.7 for that same year.

4.9. Currency Conversion. Royalties and license fees due on sales made in currency other than United States dollars shall first be calculated in the foreign currency and then converted to United States dollars on the basis of the arithmetic average of the applicable selling rate reported in The Wall Street Journal for the foreign currency in question for each of the last ten (10) business days of the period for which royalties are due.

4.10. Currency Restriction. If restrictions on the transfer of currency exist in any country such as to prevent CORNERSTONE from making payments to CAV-CON in the United States, CORNERSTONE shall take all reasonable steps to obtain a waiver of such restrictions or otherwise to enable CORNERSTONE to make such payments, failing which CORNERSTONE shall make the royalty payments due upon sales in such country in local currency and deposit such payments in a local bank or other depository designated by CAV-CON.

## 5. CONSULTATION SERVICES AND MATERIAL SUPPLY

5.1. Consultation Services.

(a) During the term of this Agreement, Dr. Joseph D'Arrigo (President of CAV-CON) shall provide the following consulting services, in the FIELD at no additional charge, to CORNERSTONE on a non-cumulative and "as needed" basis only: (i) unlimited telephone responses during calls to CAV-CON; (ii) a maximum of eight (8) hours per month to research, organize, type or copy, and transmit requested e-mail, fax, or mailed responses from CAV-CON; and (iii) a maximum of two days (8 hours maximum each day) per month of in-person consulting services at CAV-CON's place of business.

(b) Dr. D'Arrigo shall also provide, upon CORNERSTONE's request, the following additional consulting services (on a non-cumulative and "as needed" basis) for itemized added charges: (i) a maximum of eight (8) hours per month, at a rate of $[redacted] to research, organize, type or copy, and transmit requested e-mail, fax, or mailed responses from CAV-CON; and (ii) subject to Dr. D'Arrigo's availability (which shall not be more than one trip per month, for a maximum duration of no more than two consecutive days), in-person consulting services at mutually acceptable locations within the State of Connecticut at the prorated rate of $[redacted] per day plus travel expenses. For the purposes of this Section 5.1((b)(ii)), a day shall be defined as 9 hours of consultation including all travel time.

(c) With respect to Sections 5.1(a) and 5.1(b), Dr. D'Arrigo shall respond to faxes or e-mail to CAV-CON within a reasonable time not to exceed 72 hours (except for earlier announced periods of absence from Connecticut for business travel or vacation [for periods not to exceed 2 weeks in each instance, during the first year of this Agreement]).

(d) Within ten days of payment of the first license maintenance fee (i.e., payable to "Cav-Con, Inc." and said funds confirmed to have reached CAV-CON's commercial bank account) pursuant to Section 4.1(a), Dr. D'Arrigo shall transfer to CORNERSTONE all TECHNICAL INFORMATION of use in the FIELD (as specifically listed in APPENDIX 2). (Only in the event of failure by Dr. D'Arrigo to transfer in writing the remaining TECHNICAL INFORMATION not already transferred and identified in APPENDIX 2 [i.e., specifically item #4 in APPENDIX 2], within said 10-day time period specified in this Section, shall then only the first license maintenance fee identified in Section 4.1(a) become refundable subject to the terms of Section 10.3 herein.)

(e) Dr. D'Arrigo shall be solely responsible for the payment of all federal, state and local taxes or contributions imposed or required under unemployment insurance, social security and income tax laws that pertain to the compensation paid to Dr. D'Arrigo for his performance of consulting services under this Section 5.1.

5.2. Material Supply. Over the term of this Agreement, CAV-CON agrees to supply CORNERSTONE with [redacted] Within 10 days of the execution of this Agreement, CAV-CON shall supply, free of charge, CORNERSTONE with [redacted] the total amount of [redacted] be supplied to CORNERSTONE hereunder. Other subsequent requests for said [redacted] be supplied shall be no less than [redacted] per subsequent request and delivered within thirty (30) days of such request, in accordance with the terms and conditions of Section 5.1 hereof.

## 6. ACCOUNTING

6.1. Reports. CORNERSTONE shall report in writing to CAV-CON within sixty (60) days after the end of each calendar quarter (commencing the quarter during which the FIRST COMMERCIAL SALE occurs) the GROSS SALES of PRODUCT subject to license fees or royalties hereunder that were sold by CORNERSTONE, its AFFILIATES and sublicensees during said quarter, and the calculation of the fees and royalties thereon. With said report CORNERSTONE shall pay to CAV-CON the total amount of said fees and royalties. If no PRODUCT subject to license fees or royalties hereunder has been sold by CORNERSTONE or its AFFILIATES or sublicensees during any given quarter, CORNERSTONE shall so report in writing to CAV-CON within sixty (60) days after the end of such quarter. Upon termination or expiration of this Agreement, the reporting obligations in this Section 6.1 shall end upon the depletion of inventory of PRODUCT for sale. Reports, notices, license fee and royalty payments, and other communications hereunder shall be sent to the appropriate party at the following address:

**For CAV-CON:** Dr. Joseph S. D'Arrigo
President/CEO
Cavitation-Control Technology, Inc.
55 Knollwood Road
Farmington, CT 06032

**For CORNERSTONE:** Mr. Gilbert Polinsky
Member

Cornerstone Ventures, LLC
570 Seventh Avenue, Suite 500
New York, NY 10018

6.2. Records. CORNERSTONE shall keep, and require each AFFILIATE and sublicensee to keep, for a period of three years on an on-going basis, adequate records in sufficient detail to enable the sublicense fees, royalties, and any other kind of license-related income payable by CORNERSTONE hereunder to be determined and, upon reasonable advance notice, permit, and require each AFFILIATE and sublicensee to permit, said records to be inspected at any time during regular business hours by an independent auditor appointed by CAV-CON and reasonably satisfactory to CORNERSTONE for this purpose, who shall report to CAV-CON only the amount of the fees and royalties payable hereunder. The record keeping obligations under this Section 6.2 shall end three years after termination or expiration of this Agreement.

7. INFRINGEMENT

7.1. Representations. CAV-CON represents and warrants as follows:

(a) Except as otherwise indicated in APPENDIX 1 hereto, CAV-CON is the exclusive owner of the PATENTS as of the EFFECTIVE DATE and is free to license same;

(b) CAV-CON is the exclusive owner of the TECHNICAL INFORMATION listed in Appendix 2 as of the EFFECTIVE DATE and is free to disclose and license same;

(c) There are no actions, suits, or proceedings commenced, pending or, to the knowledge of CAV-CON, threatened against or affecting CAV-CON, the licensed TECHNICAL INFORMATION, PATENTS, or proposed PRODUCTS as of the EFFECTIVE DATE.

(d) As of the EFFECTIVE DATE, CAV-CON has not made any disclosure to any person, university, partnership, corporation, or other business entity of any TECHNICAL INFORMATION except on a confidential basis and, to the best of CAV-CON's knowledge, such confidentiality has been maintained by the recipient of such disclosure.

7.2. Patent Representations. CAV-CON represents that, as of the EFFECTIVE DATE, it is not aware of any prior publication, including foreign patents corresponding to any of CAV-CON's PATENTS, which would invalidate any of the claims of the PATENTS listed in APPENDIX 1 as of the EFFECTIVE DATE. CAV-CON further represents that to the best of its knowledge, CAV-CON's use of the TECHNICAL INFORMATION or proposed PRODUCTS does not as of the EFFECTIVE DATE infringe patents owned by another party. In addition, CAV-CON has not filed, nor obtained a sublicense to, any new or pending patent applications of any kind as of the EFFECTIVE DATE.

7.3. Infringement by CORNERSTONE.

(a) In the event that a third party claims infringement of its rights under any patent in any country as a result of or in connection with CORNERSTONE's or its sublicensee's development, marketing, manufacturing, distribution, sale, sublicensing or other use of the PRODUCTS, CAV-CON shall have the right to defend any such suit for infringement at its own expense. If CAV-CON fails to so defend such suit, CORNERSTONE shall have the right to defend such suit

in its own name and/or in the name of CAV-CON (if necessary) at CORNERSTONE's own expense. In such event, CAV-CON shall take the appropriate or necessary actions to assist in the defense of such suit (including consenting to being joined in such proceeding) at CORNERSTONE's expense, in accordance with the terms and conditions of Section 5.1 hereof. Moreover, funds needed for such defense shall be obtained from the following adjustments: All payments due from CORNERSTONE to CAV-CON under Sections 4.4, 4.5, 4.6, 4.7, and 4.8 shall be reduced by [redacted] in the event that the suit is in a Major Country or by [redacted] if the suit is in two or more Major Countries until a final resolution of the suit with no further possibilities of appeal. A Major Country is defined as any of the following countries: United States, Canada, Japan, Germany, France, Italy, Australia, and the United Kingdom.

(b) In the event that CORNERSTONE or its sublicensees are permanently enjoined, with no possibility of appeal, from the development, marketing, manufacturing, distribution, sale, sublicensing or other use of the PRODUCTS, based upon third party claims of patent infringement in any Major Country, then royalties payments based on GROSS SALES of PRODUCTS in said Major Country shall be reduced by [redacted]

(c) If it is determined by judgment or settlement of such suit that CORNERSTONE or its sublicensees must obtain from such third party a license under the third party's valid patent and is required to make payments thereunder to said third party in order to continue to develop, market, distribute, use, make, have made, sell, offer to sell, have sold, or otherwise use the PRODUCTS, or to sublicense any of CORNERSTONE's rights hereunder, then any such payments owing to said third party shall be credited against the payments due from CORNERSTONE to CAV-CON under Sections 4.4, 4.5, 4.6, 4.7, and 4.8 of this Agreement.

7.4. <u>Infringement by Third Party</u>.

(a) CORNERSTONE, its AFFILIATES, or any approved assignee pursuant to Section 14.5 hereof shall have the right to initiate a legal proceeding for, and pursue, any infringement of any PATENT in its own name and/or in the name of CAV-CON (if necessary) at CORNERSTONE's expense, together with the right to settle such proceeding and to enforce and collect any judgment thereon. If CORNERSTONE elects to exercise such right, (i) CAV-CON shall, in accordance with the terms and conditions of Section 5.1 hereof, at CORNERSTONE's request, take the appropriate or necessary actions to assist in the prosecution of such proceeding (including consenting to being joined in such proceeding) at CORNERSTONE's expense, (ii) CAV-CON shall be further reimbursed by CORNERSTONE for the reasonable out-of-pocket expenses paid to attorneys and consultants retained in connection with taking such requested actions, and (iii) CORNERSTONE shall bear its own legal and other costs and expenses, together with all other costs and expenses associated with the proceeding (including, without limitation, court costs).

(b) Any monetary recovery in connection with such infringement action shall be applied to reimburse CORNERSTONE for its out-of-pocket expenses (including reasonable attorneys' and consultants' fees) in prosecuting such proceeding and all of the expenses of CAV-CON reimbursed by CORNER-

STONE hereunder. Any balance shall be retained by CORNERSTONE. During the pendency of any such proceeding, all royalties payable under Sections 4.4-4.8 of this Agreement shall remain payable.

## 8. CONFIDENTIALITY, NON-USE AND PUBLICATIONS

8.1 CAV-CON's Rights. Nothing in this Agreement shall be construed to prohibit or limit in any manner the right of CAV-CON and its AFFILIATES to grant any license for PATENTS or TECHNICAL INFORMATION to any party outside the FIELD. CAV-CON may issue public announcements or press releases relating to the existence and/or subject matter of this Agreement (excluding any disclosure of the financial terms hereof unless required by law or regulation) with reference to CORNERSTONE as the licensee, only with the advance written consent of CORNERSTONE. In no event shall CAV-CON include in such announcements or releases, explicitly or implicitly, any mention or indication that CORNERSTONE endorses any PRODUCT.

8.2. CORNERSTONE's Rights. CORNERSTONE may issue public announcements or press releases relating to the existence and/or subject matter of this Agreement (excluding any disclosure of the financial terms hereof unless required by law or regulation) with reference to CAV-CON as the licensor, only with the advance written consent of CAV-CON. In no event shall CORNERSTONE include in such announcements or releases, explicitly or implicitly, any mention or indication that CAV-CON endorses the manufacture, use, or sale of any PRODUCT. CORNERSTONE, its AFFILIATES, sublicensees, permitted assigns, or SUCCESSORS shall have no rights to develop, use, make, have made, sell, offer to sell, have sold or distribute PRODUCTS outside of the FIELD.

8.3. CORNERSTONE's Obligations. CORNERSTONE shall not use any unpublished TECHNICAL INFORMATION for any purpose other than as permitted under this Agreement. CORNER-STONE shall keep any unpublished TECHNICAL INFORMATION disclosed to CORNERSTONE by CAV-CON strictly confidential following the termination of this Agreement for any reason, in accordance with Section 10.2 herein. Nothing in this Agreement shall prevent CORNERSTONE from: (i) seeking issuance of additional patents or otherwise pursuing patent applications relating to the PATENTS or PRODUCTS at its own expense pursuant to the terms of Section 2.2; and (ii) making any disclosure of the text of APPENDIX 1 of this Agreement or unpublished, transferred TECHNICAL INFORMATION as specifically required by law or (iii) publishing or making known CORNERSTONE's data, results or any other information, patents or products of CORNERSTONE, subject only to the terms and conditions of Section 10.2 herein. The obligations of this Section 8.3 shall apply equally to CORNERSTONE and its AFFILIATES and sublicensees.

8.4. CAV-CON's Obligations. CAV-CON shall keep any reports provided to CAV-CON pursuant to Section 6.1, the terms of this Agreement, and any other confidential or proprietary information of CORNERSTONE's disclosed to CAV-CON as confidential and CAV-CON may only use such confidential information for purposes of this Agreement. CAV-CON shall protect such confidential information from further disclosure, publication, and dissemination to the same degree and using the same care and discretion as the recipient applies to protect its own confidential or proprietary information from undesired disclosure, publication and dissemination, but in no event less than reasonable care, for the duration of CORNERSTONE's license. However, if this Agreement is terminated for any reason under the terms and conditions of the Agreement, then the obligations under this Section 8.4 also terminate and are instead replaced entirely by the terms and conditions described under Section 10.2 herein. The only exception to the above shall be Section 6.1, which CAV-CON shall keep confidential for a period of five years after this Agreement is terminated.

8.5. Exceptions to Confidentiality. No party to this Agreement shall be under any obligation to maintain information of a second party to this Agreement in confidence which:

(a) that first party can demonstrate, by written records, was in its possession at the time of disclosure by the second party;

(b) was in the public domain at the time of disclosure by the second party to the first party;

(c) becomes part of the public domain after disclosure by the second party through no fault of the first party receiving the information; or

(d) was or is disclosed to the first party in good faith by a third party who was not and is not under any obligation of confidence to the second party at the time of said disclosure by said third party.

## 9. INDEMNIFICATION

Subject to the terms and conditions of this Agreement, CORNERSTONE shall defend, indemnify and hold CAV-CON harmless from and against any and all claims, suits, and expenses, including attorney expenses, arising from the manufacture, use, or sale or other distribution of PRODUCTS by CORNERSTONE or its AFFILIATES or sublicensees or persons purchasing PRODUCTS from them, except to the extent attributable to the indemnified party's gross negligence or intentional misconduct, provided, however, that CAV-CON provide timely notice of such claim and permits CORNERSTONE to conduct the defense of such claim. Notwithstanding any provision to the contrary, this indemnification shall be CAV-CON's sole and exclusive remedy with regard to claims under this Section 9.

## 10. TERM AND TERMINATION

10.1. Term. Unless otherwise terminated, as provided for in this Agreement, this Agreement will continue on a country by country basis until termination of CORNERSTONE's royalty obligation under this Agreement on a country by country basis.

10.2. Obligations Upon Termination and Reversion of Rights. Upon termination of this Agreement as a whole for any reason under the terms and conditions of the Agreement, all rights granted by CAV-CON to CORNERSTONE hereunder shall revert to CAV-CON and CAV-CON shall have the right to use the technical data in the FIELD created, collected, or acquired by CORNERSTONE during the term, as described below within this Section 10.2 (excluding only CORNERSTONE's patent applications and/or resulting patent(s) specifically under Section 2.2 and only those other data containing confidential information owned by a third party and to which CORNERSTONE has no rights to disclose). All such technical data (i.e., clinical results, manufacturing data, QC test results, etc.) collected, created, or acquired by CORNERSTONE during the term of this Agreement will be turned over to CAV-CON within 60 days of formal termination, and CAV-CON shall have the right, to the exclusion of CORNERSTONE and its AFFILIATES only under such use which would constitute infringement of CAV-CON's issued PATENTS, to use this technical information and related documents in any manner deemed appropriate to CAV-CON's business interests. In addition, following termination CORNERSTONE, its AFFILIATES, sublicensees, permitted assigns, and SUCCESSORS shall use their best efforts to prevent disclosure of CAV-CON's TECHNICAL INFORMATION to any third party until such time as such TECHNICAL INFORMATION enters the public domain through no fault of CORNERSTONE, its AFFILIATES, sublicensees, permitted assigns, or SUCCESSORS.

10.3. Default. If either party shall fail to perform any of its obligations under this Agreement, the non-defaulting party may give written notice of the default to the defaulting party. Unless such default is corrected within thirty (30) days after receipt of such notice, the notifying party may thereafter terminate this Agreement upon fifteen (15) days' prior written notice to the defaulting party.

10.4. Termination by CORNERSTONE. This Agreement may be terminated as a whole by CORNERSTONE at any time upon fifteen (15) days written notice to CAV-CON, subject to CORNERSTONE's remittance of any outstanding payments due to CAV-CON prior to or on the date such written notice becomes effective.

10.5. Survivability. Sections 6, 7.3, 7.4, 8.1-8.3, 8.5, 9, 10.2, 13 and 14 shall survive the expiration or termination of this Agreement.

## 11. WARRANTIES

11.1. Each party represents to the other that it is a corporation or company duly organized, validly existing and in good standing under the laws of the State of its incorporation or formation.

11.2. Each party represents and warrants to the other that this Agreement has been duly executed and delivered and constitutes a legal, valid and binding obligation enforceable against it in accordance with the Agreement's terms.

11.3. Each party represents and warrants to the other that it is not or will not be a party to any other agreement or other arrangement that will materially interfere with its due, timely and complete performance of this Agreement.

11.4. Each party represents and warrants to the other that its entry into this Agreement does not violate any agreement with any other party.

11.5. CAV-CON represents and warrants that it has the right to grant the licenses and rights granted herein, and as indicated on APPENDIX 1 and APPENDIX 2 hereto.

11.6. CORNERSTONE represents and warrants that all items listed in APPENDIX 2, except specifically item #4, have already been transferred from CAV-CON to CORNERSTONE on 2-4-00 (as shown in letter dated 2-1-00, and countersigned on 2-4-00 by CORNERSTONE, and attached to APPENDIX 2 of this Agreement).

## 12. DISCLAIMER OF WARRANTIES

EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, THE PARTIES EXPRESSLY DISCLAIM ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

## 13. LIABILITY

IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY LOSS OF PROFITS, LOSS OF BUSINESS, LOSS OF USE OR DATA, INTERRUPTION OF BUSINESS, OR FOR INDIRECT, SPECIAL, INCIDENTAL, EXEMPLARY, MULTIPLE PUNITIVE OR CONSEQUENTIAL DAMAGES OF ANY KIND, WHETHER BASED ON CONTRACT, TORT (INCLUDING WITHOUT LIMITATION, NEGLIGENCE), WARRANTY, GUARANTEE OR ANY OTHER LEGAL OR EQUITABLE GROUNDS, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

## 14. MISCELLANEOUS

14.1. Force Majeure. Neither party shall be held liable for any delay or failure in performance of any part of this Agreement caused by fires, strikes, embargoes, explosions, power blackouts, computer malfunctions, earthquakes, volcanic action, floods, wars, water, the elements, labor disputes, civil

disturbances, government requirements, civil or military authorities, acts of God or the public enemy, inability to secure raw materials, inability to secure product of outside vendors, terrorist acts, transportation facilities, acts or omissions of carriers or other causes beyond its control, whether or not similar to the foregoing conditions (collectively referred to as "Force Majeure Event"), provided that the hindered party (i) notifies the other party of such cause, (ii) exercises reasonable effort to cure such delay or failure and resume performance.

14.2. Amendments. This Agreement may be amended only by a written instrument executed by the parties.

14.3. Waiver. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect its rights at a later time to enforce the same. No waiver by either party of any condition or term in any one or more instances shall be construed as a further or continuing waiver of such condition or term or any other condition or term.

14.4 Successors. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

14.5. Assignability. This Agreement shall not be assigned by either party without the other party's written consent. Either party, however, shall have the right to transfer this Agreement to any AFFILIATE or SUCCESSOR without the consent of the other party. Such transferee may transfer this Agreement back to the transferor party without the prior written consent of the other party. In addition, in the event of any assignment or transfer by CAV-CON of this Agreement, the obligations and conditions under Section 5.1 with regard to the consulting services to be provided by Dr. Joseph D'Arrigo shall remain in force until termination of this Agreement.

14.6. Notices and Payments. Payment of fees or royalties required hereunder shall be deemed paid if mailed by overnight service producing evidence of delivery or delivered by hand to the party to whom such payment is required at the address set forth in Section 6.1 hereof. Any notice required or permitted to be given hereunder shall be in writing and shall be considered given upon the earlier of (i) when actually received at the address set forth in Section 6.1, or (ii) two business days after such notice is properly mailed by registered or certified mail (return receipt requested).

14.7. Validity of Provisions. If any provision(s) of this Agreement are or become invalid, are ruled illegal by any court of competent jurisdiction or are deemed unenforceable under then current applicable law from time to time in effect during the term hereof, it is the intention of the parties that the remainder of this Agreement shall not be affected thereby. It is further the intention of the parties that in lieu of each such invalid, illegal, or unenforceable provision, there shall be substituted or added as part of this Agreement a provision that shall be as similar as possible in economic and business objectives to such invalid, illegal, or unenforceable provision as was originally intended by the parties, but that shall be valid, legal, and enforceable.

14.8. Titles. All titles and subtitles used in this Agreement are for purposes of illustration and organization and are not legally binding on the parties.

14.9. Relationship of the Parties. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, employer-employee, or joint venture relationship between the parties, and neither party is authorized or empowered to act as agent for the other for any purpose or to make any statement, contract, warranty, representation or commitment on behalf of the other.

14.10. Export Restrictions. (i) This Agreement, and any products or technical data supplied during the term of this Agreement, is made subject to any restrictions concerning the export of products or technical data from the United States of America that may be imposed upon CAV-CON or

CORNERSTONE or their respective AFFILIATES or sublicensees from time to time by the Government of the United States of America. (ii) CORNERSTONE and its AFFILIATES agree that at no time, either during the term of this Agreement or thereafter, will they or their sublicensees export, directly or indirectly, any United States source products or technical data acquired from CAV-CON or its AFFILIATES under this Agreement or any direct products of that technical data to any country for which the U.S. Government or any agency thereof at the time of export requires an export license or other governmental approval, without first obtaining that license or approval when required by applicable United States law. (iii) In the event that an export license or approval is necessary, CAV-CON shall provide reasonable assistance, at CORNERSTONE's expense and in accordance with the terms and conditions of Section 5.1 hereof, in order for CORNERSTONE to obtain such license or approval for the PATENTS and TECHNICAL INFORMATION. CORNERSTONE alone shall be responsible for obtaining such license or approval for the PRODUCTS, also at CORNERSTONE's own expense.

**14.11.** Choice of Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Connecticut.

**14.12.** Integration. This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof, and supersedes and replaces all prior agreements, understandings, writings, and discussions between the parties relating to said subject matter.

**IN WITNESS WHEREOF**, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized representatives as of the EFFECTIVE DATE.

**CAVITATION-CONTROL TECHNOLOGY, INC.**

By: Joseph S. D'Arrigo

Name: Joseph S. D'Arrigo, Ph.D.

Title: President & Chairman

**CORNERSTONE VENTURES, LLC**

By: H. G. Polinsky

Name: H. GILBERT POLINSKY

Title: member.

**APPENDIX 1**

**CAV-CON PATENTS**

1. United States Patent No. 4,684,479 (issued 1987).
2. United States Patent No. 5,215,680 (issued 1993).*
3. Canada Patent No. 1,267,055 (issued 1990).
4. Japan Patent No. 1,815,442 (issued 1994).
5. Germany Patent No. DE-691-27-032-T2 (issued 1998).
6. United Kingdom Patent No. 0467031 (issued 1997).
7. France Patent No. 0467031 (issued 1997).
8. Italy Patent No. 0467031 (issued 1997).
9. Australia Patent No. 657480 (issued 1995).

---

* Non-exclusive, non-transferable license granted to U.S. Government pursuant to NIH SBIR Phase II Grant No. 2 R44 NS25851-02.

CAVITATION-
CONTROL
TECHNOLOGY
INC.

CAV-CON • 55 Knollwood Road, Farmington, CT 06032
860-(203) 673-0507

## APPENDIX 2

## CAV-CON's confidential TECHNICAL INFORMATION

Pursuant to the confidentiality agreement between CAV-CON and CORNERSTONE of 5-28-99, the following confidential TECHNICAL INFORMATION of CAV-CON was transferred to CORNERSTONE (as of the dates indicated below, and documented in the attached letter of 2-1-00):

1. "Method for Constituting LCM/dye (or LCM/taxol) liquid agent" - June, 1998 [transferred to CORNERSTONE on 2-4-00].

2. "Method for Incorporation of Taxol into LCM ('process Step 4A')" - August, 1998 [transferred to CORNERSTONE on 2-4-00].

3. Extensive and detailed technical correspondence between CAV-CON and the [redacted] in France (i.e., specifically letters from [redacted] dated 10-11-97, 1-21-98, 3-4-98, 5-4-98, 5-18-98, 5-28-98, 6-30-98, 9-17-98, 11-1-98, 12-18-98, 4-8-99, & 5-29-99 [two] as well as CAV-CON's confidential replies [under formal secrecy] dated 1-12-98, 1-26-98, 3-9-98, 6-23-98, 9-18-98, 11-19-98, 12-23-98, 4-12-99, & 6-2-99) [transferred to CORNERSTONE on 2-4-00].

4. Updated "Batch Record" report (2 pages total) dated 28 April 2000, for preparing [redacted] (similar to instructions used in a "pilot manufacturing run" [of 44 liters] conducted by subcontractor [redacted]. on 6-5-91), which includes the specifying of the chemical identities, catalog numbers, and weight ratios employed of the [redacted] [To be transferred to CORNERSTONE in accord with Section 5.1(d) of the license Agreement.]

APPENDIX 2 (con'd)

CAVITATION-CONTROL TECHNOLOGY, INC.

CAV-CON • 56 Knollwood Road, Farmington, CT 06032
860 ~~(203)~~ 673-0807

February 1, 2000

Rob Shorr, PhD,DIC
Bob Rodriguez, MBA
CORNERSTONE VENTURES, LLC
28 Brookfall Road
Edison, NJ 08817

Dear Rob and Bob:

Pursuant to our secrecy agreements (dated 6-3-98, 2-16-99 and 5-28-99), enclosed are the six reports from [redacted] (dated 10-2-91, 10-22-91, 12-16-91, 2-4-92, 7-24-92, and 10-11-93) that you requested -- as well as some additional background documents summarized below.

Also enclosed is the research method used (at [redacted] and [redacted]) for the production of LCM-taxol. [Hartford Hospital's studies did not include any investigation into what types of "final-product Q/C assays" (on LCM-taxol) might be required by the FDA for clinical trial work, nor were any carried out for their drug-delivery experiments once the animal results were found to be reproducible.] The work carried out at the [redacted] in France, has included some consideration of potential Q/C methods and regulatory issues (-- see enclosed letters from [redacted] dated 10-11-97, 1-21-98, 3-4-98, 5-4-98, 5-18-98, 5-28-98, 6-30-98, 9-17-98, 11-1-98, 12-18-98, 4-8-99, & 5-29-99 (two), as well as Cav-Con's replies dated 1-12-98, 1-26-98, 3-9-98, 6-23-98, 9-18-98, 11-19-98, 12-23-98, 4-12-99, & 6-2-99).

Lastly, as we discussed by telephone on Jan. 31, all the [redacted] used to form LCM can be obtained in high-purity (99+ %) from [redacted] had previously also been obtained in GMP-grade from [redacted].

Sincerely,

Joseph S. D'Arrigo

Joseph S. D'Arrigo, Ph.D.
President/CEO

Received by:

Robert Shorr

for CORNERSTONE VENTURES, LLC

February 4, 2000
Date